Exhibit 99.1

CELSIUS ANNOUNCES APPOINTMENT OF INVESTMENT BANKING FIRM AND PRELIMINARY FIRST QUARTER RESULTS

Boca Raton, FL—April 18, 2010—Celsius Holdings, Inc., (OTCQB: CELH) the creator and marketer of Celsius®, Your Ultimate Fitness Partner™, today announced the appointment of Catalyst Financial  LLC, a full service investment banking firm, to advise the company on strategic alternatives, including a potential sale of the company.

The company also today announced preliminary results for the first quarter of 2011. Net Revenue for the quarter was approximately $2.2 million in 2011 as compared to $2.4 million for the same quarter in 2010, a decrease of 8%. Net loss is anticipated to beapproximately $500,000 for the 2011 quarter as compared to $5.9 million for the same period last year. These results are preliminary and are subject to completion of the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the SEC on or before May 15, 201l.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, a great tasting fitness drink that has been scientifically shown to burn calories, reduce body fat, energize metabolism, and provide lasting energy. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius®, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com

About Catalyst Financial, LLC
Catalyst Financial, LLC was initially formed as a merger & acquisition (“M&A”) advisory firm in 1996.  Catalyst Financial has developed into a full service value based investment banking firm.  Catalyst Financial has a strong network within the financial community and is dedicated to helping shareholders grow their businesses while helping investors grow their portfolios.  Catalyst Financial is a member of FINRA, registered with the SEC, and licensed in 49 states as a securities broker-dealer.www.catalystfinancial.com

Forward-Looking Statements
This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Company Contact Information:
Geary Cotton /Celsius/ (866) 4-CELSIUS or gcotton@celsius.com